UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2005

VIRAGEN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-17827	11-2788282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

865 SW 78th Avenue, Suite 100, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 233-8377

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 15, 2005, Charles A. Rice was appointed as a director and the president and chief executive officer of Viragen International, Inc. He succeeds Carl N. Singer as president and chief executive officer, who resigned from those positions on March 15, 2005. Mr. Singer will remain chairman of the board of directors.

Mr. Rice, age 54, has served as president and chief executive officer and a director of Viragen, Inc., our parent company, since March 2004. From January 2003 to September 2003, Mr. Rice served as group president of KV Pharmaceutical Company with responsibility for commercial activities. From August 1992 to November 2002, Mr. Rice served as president and chief executive officer of Dey, Inc., a division of Germany’s Merck KGaA. Mr. Rice has a degree in Biology from Georgia College and extensive business education and experience through training and coursework at a variety of domestic and international universities, in addition to continuous participation in industry organizations.

Mr. Rice does not have an employment agreement with Viragen International. He has an employment agreement with Viragen, Inc., our parent company, which provides for an annual base salary of $300,000. At present, Viragen charges 50% of Mr. Rice’s salary and corresponding payroll taxes, to Viragen International. In the event Mr. Rice earns a bonus under his employment agreement with Viragen, Inc., any allocation of all or a portion of such bonus to Viragen International will depend upon a future determination by the boards of both companies.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Employment Agreement dated March 29, 2004 between Viragen, Inc. and Charles A. Rice (1)

(1)	Incorporated by reference to Exhibit 10.99 of the Form 10-Q of Viragen, Inc. filed on May 10, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGEN, INC.

Date: March 16, 2005	By:	/s/ Dennis W. Healey
Dennis W. Healey
Executive Vice President and
Principal Financial Officer